Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 MEF of Sprott Physical Silver Trust (the “Trust”) of our report dated October 1, 2010, with respect to the financial statements of the Trust as at September 30, 2010, included in the Registration Statement on Form F-1 dated July 9, 2010, as amended on September 8, 2010, October 1, 2010, October 18, 2010, October 26, 2010 and October 27, 2010 (File No. 333-168051). We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

Toronto, Canada

October 28, 2010

/s/ Ernst & Young LLP
Ernst & Young LLP
Chartered Accountants
Licensed Public Accountants